EXHIBIT 5.1

December 28, 2007

DLA Piper US LLP

701 Fifth Avenue

Suite 7000

Seattle, Washington 98104

Saflink Corporation

12413 Willows Road NE, Suite 300

Kirkland, Washington 98034

Re: Saflink Corporation Registration Statement of Form S-4

Ladies and Gentlemen:

As legal counsel for Saflink Corporation, a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 614,980,000 shares of the Company’s common stock (the “Common Stock”) issuable by the Company upon the effectiveness of the merger described in the Registration Statement.

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. With respect to our opinion that the shares of Common Stock have been duly authorized, we have relied solely upon our examination of the authorized shares provisions of the Company’s Certificate of Incorporation, as amended to the date hereof and as certified to be complete and true by the Secretary of the Company. We are admitted to practice only in the State of Washington and we express no opinion concerning any law other than the law of the State of Washington, the corporation laws of the State of Utah and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of Washington.

Based on such examination, we are of the opinion that the shares being registered pursuant to the Registration Statement are duly authorized shares of Common Stock, and if, as and when issued and delivered in accordance with the terms of the merger agreement and the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement. This opinion is to be used only in connection with the issuance of the Common Stock while the Registration Statement is in effect.

Respectfully submitted,

/s/ DLA PIPER US LLP